PRUDENTIAL SECTOR FUNDS, INC.

Prudential Financial Services Fund

655 Broad Street

Newark, NJ  07102

We recently sent you proxy materials regarding the Special Meeting of Shareholders of the Prudential Financial Services Fund (the “Fund”), as series of Prudential Sector Funds, Inc., scheduled to be held on October 2, 2017.   Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting.  In the event that sufficient votes are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies and this will result in further expenditures. By voting now you will help the Fund save on the cost of additional mailings and calls to shareholders.

Please Vote Today!

After careful review, the Board of Directors has unanimously approved the proposals and recommends a vote “FOR” the proposals as detailed in your proxy statement. A copy of the proxy statement is available by calling the toll free number shown below.

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately.                                    1-866-828-6951

Your vote is urgently needed! Please vote now to be sure it is received in time for the Fund’s October 2, 2017 Special Meeting of Shareholders.

Prudential has made it very easy for you to vote.  Choose one of the following methods:

•     Speak to a proxy specialist by calling the number above. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)

•     Log on to the website noted on the enclosed proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.

•     Call the phone number on the enclosed proxy card: Enter the control number printed on the card and follow the touchtone prompts.

•     Mail in your signed proxy card in the envelope provided.

Voting takes only a few minutes. Thank you for your participation in this important matter.